Exhibit 5.1

March 13, 2009

Intellon Corporation

5955 T.G. Lee Boulevard, Suite 600

Orlando, Florida 32822

Ladies and Gentlemen:

Dear Ladies and Gentlemen:

We are acting as counsel to Intellon Corporation, a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 with exhibits thereto (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to the registration of up to 1,253,654 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”). The 1,253,654 Shares are to be issued by the Company pursuant to the Company’s 2007 Equity Incentive Plan (the “Plan”), pursuant to an increase under such Plan effective January 1, 2009. The Shares are to be issued by the Company upon grant, vesting or the exercise of certain stock-based awards (the “Awards”) granted and to be granted pursuant to the Plan.

As such counsel, we have participated in the preparation of the Registration Statement and have reviewed the corporate proceedings in connection with the adoption of the Plan. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements, and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares are duly authorized and, when and to the extent issued upon grant, exercise or vesting of the Awards in accordance with the terms of the Plan, as applicable, including payment of the applicable exercise price therefor, will be, assuming no change in the applicable law or pertinent facts, validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

PROSKAUER ROSE LLP

/s/Proskauer Rose LLP